Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated April 12, 2017, in this Registration Statement (Form S-6 No. 333-215946) of Smart Trust 308, comprising Smart Trust, Dorsey Wright International Momentum Trust, Series 7.

/s/ Grant Thornton LLP

Chicago, Illinois

April 12, 2017